Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

MANCHESTER, CT - February 21, 2018 - LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2017.

HIGHLIGHTS - Q4 2017 vs. Q4 2016

GAAP Financials

•	Net sales of $178.0 million, up $33.8 million, or 23.5%, from $144.2 million

–	Technical Nonwovens' Gutsche acquisition contributed $14.2 million, or 9.9%

•	Gross margin of 22.1%, down 10 basis points

•	Operating margin of 8.7%, up 360 basis points

–	Q4 2016 included the German Cartel settlement expense of $3.5 million, or 240 basis points

•	Earnings per share ("EPS") of $0.80 compared to $0.26

–	2017 Tax Cuts and Jobs Act ("Tax Reform Act") resulted in a provisional net tax benefit of $3.7 million, or $0.22 EPS

Non-GAAP Financial Measures*

•	Organic sales growth of 9.3%; all four segments reporting growth

•	Adjusted gross margin of 22.2%, down 20 basis points

•	Adjusted operating margin of 9.3%, up 90 basis points

•	Adjusted EPS of $0.67, up 28.8%, from adjusted $0.52 per share

•	Adjusted EBITDA margin of 12.9%, up 40 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “I am pleased to report sales growth of over 20% in the quarter, including strong organic sales growth of nearly 10%, led by above-market growth in the Technical Nonwovens, Thermal/Acoustical Metals and Performance Materials segments. Moreover, we converted well by delivering 29% growth in adjusted earnings per share. Gross margin was essentially flat quarter-on-quarter, as improved manufacturing productivity was offset by price reductions of approximately 130 basis points. Adjusted operating margin improved 90 basis points on disciplined management of expenses coupled with sales growth."

"Overall, for full year 2017 performance, Lydall delivered 7.2% organic sales growth with above market growth in all segments. Earnings per share and adjusted earnings per share were $2.85 and $2.80, respectively, an improvement of 7.3% versus 2016 on an adjusted basis. Last, we made progress executing on the Technical Nonwovens' acquisition integration and Thermal/Acoustical Fibers and Metals consolidation plans, each of which are expected to reduce operating costs and increase efficiency."

Q4 2017 Results

Net sales increased by $33.8 million, or 23.5%, to $178.0 million, compared to $144.2 million in the fourth quarter of 2016. The Technical Nonwovens ("TNW") segment reported increased net sales of $25.6 million, including $14.2 million from the December 31, 2016, acquisition of Gutsche. TNW’s organic sales growth was 21.4%, led by advanced materials sales in North America, as well as, increased demand for industrial filtration products, particularly in China and Europe. The Thermal/Acoustical Metals ("T/A Metals") segment realized organic sales growth of 10.6% led by international operations. The Performance Materials ("PM") segment reported organic sales growth of 8.8%, primarily due to improved filtration demand in the fluid power market. The Thermal/Acoustical Fibers ("T/A Fibers") segment reported 0.8% organic growth as increased volume of 3.6% was partially offset by lower customer pricing. Foreign currency translation increased net sales by $4.7 million, or 3.3%, in the fourth quarter of 2017.

Gross margin and adjusted gross margin were 22.1% and 22.2%, respectively, essentially flat with the fourth quarter of 2016. Improved performance in the TNW segment was primarily offset by the T/A Fibers segment. The TNW segment reported improved gross margin from the inclusion of the acquired Gutsche business as well as from lower raw material and overhead expenses at the other TNW segment operations, while the T/A Fibers segment negatively impacted consolidated gross margin due to reduced customer pricing on certain parts. The PM and T/A Metals segments had only a marginal impact on consolidated gross margin comparisons. In the T/A Metals segment, improved manufacturing productivity was partially offset by increased commodity prices and lower customer pricing.

Operating margin was 8.7%, up 360 basis points from the fourth quarter of 2016, while adjusted operating margin improved 90 basis points to 9.3%. Adjusted operating margin in the fourth quarter of 2017 included the add-back of $1.0 million of expenses, including $0.5 million from the T/A Metals and T/A Fibers consolidation. Adjusted operating margin in the fourth quarter of 2016 included the add-back of $4.9 million of expenses, including $3.5 million, or 240 basis points, from the German Cartel settlement and $1.1 million, or 70 basis points, of strategic initiative expenses from acquisitions. The overall improvement in operating margin quarter-on-quarter was driven by lower selling, product development and administrative expenses as a percentage of sales of 370 basis points, or approximately 100 basis points on an adjusted basis, due to managed spending coupled with sales growth.

The Company's low effective tax rate of 5.3% in the fourth quarter of 2017 was the result of the U.S. Tax Cuts and Jobs Act of 2017 that became law on December 22, 2017. The Company recorded a provisional net tax benefit of $3.7 million primarily from the revaluation of its net deferred tax liabilities at December 31, 2017 from a tax rate of 35% to 21%. Going forward, the Company expects its ordinary effective tax rate in 2018 to be in the range of 19% to 21%, based on its current evaluation of the tax law change.

Net income was $13.8 million, or $0.80 per diluted share, compared to $4.4 million, or $0.26 per diluted share in the fourth quarter of 2016. Adjusted earnings per share were $0.67, compared to $0.52 per share in the fourth quarter of 2016.

Full Year 2017 Results

Net sales were $698.4 million compared to $566.9 million in 2016, including net sales of $87.3 million contributed by acquisitions. Organic sales growth was 7.2%, with above market growth in all segments, led by TNW segment organic growth of 16.5%. Gross margin was 23.3%, a reduction of 110 basis points and adjusted gross margin was 23.6%, a decline of 120 basis points from 2016. Operating margin was 9.4% and adjusted operating margin was 10.1% compared to operating margin of 9.7% and adjusted operating margin of 11.3% in 2016. Earnings per share in 2017 were $2.85, compared to $2.16 per share in 2016. Adjusted earnings per share were $2.80 compared to $2.61 in 2016, an increase of 7.3%.

Liquidity

Cash flows from operations was $62.9 million in 2017 compared to $69.7 million in 2016, as improved cash from net income was offset by increased working capital, most notably tooling inventory of $9.2 million in advance of new platform launches in 2018. Cash was $59.9 million at December 31, 2017, net of $50.0 million paid down on the Company’s domestic credit facility during 2017, leaving availability of $94.5 million on the facility at December 31, 2017.

Mr. Barnhart added, "I am pleased with our cash generation in 2017 which allowed us to pay down a large portion of our debt, while at the same time investing in our businesses. With a strong balance sheet and a debt to EBITDA ratio of 0.9 to 1.0, we have ample capacity to support organic growth programs, fund capital investments and pursue attractive acquisitions that will drive profitable growth."

Outlook

Mr. Barnhart concluded, "Effective January 2018, our automotive businesses are now consolidated into a single segment, Thermal Acoustical Solutions, which is expected to allow for better customer alignment, leverage operating discipline and realize efficiencies across the global automotive operations. As we move forward in the first quarter of 2018, backlog is solid and we continue to see favorable demand in our markets across all segments. While we do expect to face commodity cost pressures and price reductions in certain applications, we remain focused on realizing manufacturing productivity improvements in our TAS segment, progressing on the TNW restructuring, and driving above-market growth across all segments. Overall, we expect consolidated gross margin in the first quarter of 2018 to be in a range consistent with the last half of 2017 with consolidated revenues comparable to the prior year. Given Tax Reform, we expect our ordinary effective tax rate to drop to a range of 19 percent to 21 percent, allowing for both improved net income and reinvestment of a portion of the benefit to accelerate growth and achieve our long-term objectives."

Conference Call

Lydall will host a conference call on February 22, 2018, at 10:00 a.m. Eastern Time to discuss results for its fourth quarter and year ended December 31, 2017 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on February 22, 2018 through 11:59 p.m. Eastern Time, March 1, 2018 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10117009. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook into 2018 and the estimated ordinary effective tax rate in 2018, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel and Gutsche acquisitions, including execution of restructuring programs, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, tax law changes and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2017.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

For further information:
Brendan Moynihan
Vice President, Financial Planning and Analysis and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

-MORE-

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$178,030	$144,192	$698,437	$566,852
Cost of sales	138,625	112,210	535,375	428,310
Gross profit	39,405	31,982	163,062	138,542

Selling, product development and administrative expenses	23,938	24,688	97,635	83,750
Operating income	15,467	7,294	65,427	54,792

Interest expense	614	425	2,720	1,068
Other expense (income), net	241	(331)	1,388	(1,215)
Income before income taxes	14,612	7,200	61,319	54,939

Income tax expense*	773	2,798	11,974	17,821
(Income) loss from equity method investment	(9)	(18)	$28	$(69)
Net income	$13,848	$4,420	49,317	37,187

Earnings per share:
Basic	$0.81	$0.26	$2.89	$2.20
Diluted	$0.80	$0.26	$2.85	$2.16

Weighted average number of common shares outstanding	17,095	16,911	17,045	16,871
Weighted average number of common shares and equivalents outstanding	17,345	17,306	17,317	17,241

*During the quarter ended December 31, 2017, the Company recorded an out of period adjustment increasing income tax expense by $0.8 million, or a reduction of $0.05 diluted earnings per share, to correct income tax expense errors recorded in the first nine months of 2017 and prior years. These errors were immaterial to all current and prior periods impacted.

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales

Performance Materials Segment	$29,070	$25,948	$116,669	$111,128
Technical Nonwovens Segment (1)	69,755	44,174	269,077	155,505
Thermal/Acoustical Metals Segment	51,062	43,095	188,546	174,974
Thermal/Acoustical Fibers Segment	37,267	36,954	157,761	149,412
Eliminations and Other (1)	(9,124)	(5,979)	(33,616)	(24,167)
Consolidated Net Sales	$178,030	$144,192	$698,437	$566,852

Operating Income

Performance Materials Segment	$3,527	$2,237	$12,043	$12,339
Technical Nonwovens Segment	6,255	2,777	26,047	15,584
Thermal/Acoustical Metals Segment	2,619	(1,528)	10,072	11,562
Thermal/Acoustical Fibers Segment	9,708	10,472	42,870	41,452
Corporate Office Expenses	(6,642)	(6,664)	(25,605)	(26,145)
Consolidated Operating Income	$15,467	$7,294	$65,427	$54,792

(1)
Included in the Technical Nonwovens segment and Eliminations and Other is $7.0 million and $4.6 million in intercompany sales to the T/A Fibers segment for the quarters ended December 31, 2017 and 2016, respectively, and $26.5 million and $18.2 million for the years ended December 31, 2017 and 2016, respectively.

Financial Position
In thousands except ratio data
(Unaudited)
	December 31, 2017	December 31, 2016

Cash and cash equivalents	$59,875	$71,934
Working capital	$171,389	$165,162
Total debt	$77,190	$128,775
Stockholders' equity	$353,396	$273,456
Total capitalization	$430,586	$402,231
Total debt to total capitalization	17.9%	32.0%

Cash Flows
In thousands	Quarter Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2017	2016	2017	2016

Net cash provided by operating activities	$16,744	$22,305	$62,936	$69,727
Net cash used for investing activities	$(7,076)	$(57,577)	$(27,329)	$(177,708)
Net cash (used for) provided by financing activities	$(15,352)	$31,893	$(53,209)	$106,375
Depreciation and amortization	$6,744	$5,495	$26,130	$19,559
Capital expenditures	$(7,088)	$(6,434)	$(27,006)	$(25,466)

Common Stock Data
	Quarter Ended December 31,
	2017	2016

High	$60.00	$64.85
Low	$49.55	$44.14
Close	$50.75	$61.85

During the fourth quarter of 2017, 3,955,690 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net sales, as reported	$178,030	$144,192	$698,437	$566,852

Gross profit, as reported	$39,405	$31,982	$163,062	$138,542
Inventory step-up purchase accounting adjustments	—	347	1,108	1,954
Automotive segments consolidation expenses	—	—	121	—
Severance expenses	—	—	459	—
TNW restructuring expenses	155	—	395	—
Gross profit, adjusted	$39,560	$32,329	$165,145	$140,496

Gross margin, as reported	22.1%	22.2%	23.3%	24.4%
Gross margin, adjusted	22.2%	22.4%	23.6%	24.8%

Operating income, as reported	$15,467	$7,294	$65,427	$54,792
Strategic initiatives expenses	308	1,057	778	3,702
Inventory step-up purchase accounting adjustments	—	347	1,108	1,954
Automotive segments consolidation expenses	496	—	1,693	—
Severance expenses	—	—	987	—
TNW restructuring expenses	215	—	662	—
German Cartel settlement	—	3,479	—	3,479
Operating income, adjusted	$16,486	$12,177	$70,655	$63,927

Operating margin, as reported	8.7%	5.1%	9.4%	9.7%
Operating margin, adjusted	9.3%	8.4%	10.1%	11.3%

Diluted earnings per share, reported	$0.80	$0.26	$2.85	$2.16
Strategic initiatives expenses	$0.02	$0.06	$0.04	$0.21
Inventory step-up purchase accounting adjustments	$—	$0.02	$0.06	$0.11
Severance expenses	$—	$—	$0.06	$—
TNW restructuring expenses	$0.01	$—	$0.04	$—
Automotive segments consolidation expenses	$0.03	$—	$0.10	$—
German Cartel settlement	$—	$0.20	$—	$0.20
Tax effect of above adjustments	$(0.02)	$(0.02)	$(0.09)	$(0.07)
Tax reform adjustments	$(0.22)	$—	$(0.22)	$—
Discrete tax adjustments	$0.05	$—	$(0.04)	$—
Diluted earnings per share, adjusted	$0.67	$0.52	$2.80	$2.61

This press release reports adjusted results for the quarters and years ended December 31, 2017 and 2016, which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment, expenses associated with the combination of the T/A Metals and T/A Fibers segments, severance expenses for reductions in force in the T/A Metals and Technical Nonwovens segments, restructuring expenses in the Technical Nonwovens segment, a settlement related to the German Cartel investigation in the T/A Metals segment, tax reform adjustments and discrete tax adjustments, including the fourth quarter out of period tax adjustment.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended December 31,
	2017	% of sales	2016	% of sales

Net income	$13,848		$4,420
Interest expense	614		425
Income tax expense	773		2,798
Depreciation and amortization	6,744		5,495
EBITDA	$21,979	12.3%	$13,138	9.1%

Strategic initiatives expenses	308		1,057
Inventory step-up purchase accounting adjustments	—		347
Automotive segments consolidation expenses	496		—
TNW restructuring expenses	215		—
German Cartel settlement	—		3,479
EBITDA, adjusted	$22,998	12.9%	$18,021	12.5%

	For the Years Ended December 31,
	2017	% of sales	2016	% of sales

Net income	$49,317		$37,187
Interest expense	2,720		1,068
Income tax expense	11,974		17,821
Depreciation and amortization	26,130		19,559
EBITDA	$90,141	12.9%	$75,635	13.3%

Strategic initiatives expenses	778		3,702
Inventory step-up purchase accounting adjustments	1,108		1,954
Automotive segments consolidation expenses	1,693		—
Severance expenses	987		—
TNW restructuring expenses	662		—
German Cartel settlement	—		3,479
EBITDA, adjusted	$95,369	13.7%	$84,770	15.0%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and years ended December 31, 2017 and 2016 and adjusted EBITDA which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment, expenses associated with the combination of the T/A Metals and T/A Fibers segments, severance expenses for reductions in force in the T/A Metals and Technical Nonwovens segments, restructuring expenses in the Technical Nonwovens segment and a settlement related to the German Cartel investigation in the T/A Metals segment.

Organic Sales
(Unaudited)

	Quarter Ended December 31, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	12.0%	57.9%	18.5%	0.8%	23.5%
Acquisitions	—%	32.2%	—%	—%	9.9%
Change in tooling sales	—%	—%	3.3%	—%	1.0%
Foreign currency translation	3.2%	4.3%	4.6%	—%	3.3%
Organic sales growth	8.8%	21.4%	10.6%	0.8%	9.3%

	Year Ended December 31, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	5.0%	73.0%	7.8%	5.6%	23.2%
Acquisitions	—%	56.2%	—%	—%	15.4%
Change in tooling sales	—%	—%	0.3%	(0.5)%	0.1%
Foreign currency translation	0.6%	0.3%	1.0%	—%	0.5%
Organic sales growth	4.4%	16.5%	6.5%	6.1%	7.2%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.